As filed with the Securities and Exchange Commission on January 20, 2015
Registrstion No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TRIDENT BRANDS INCORPORATED
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	26-1367322 (I.R.S. Employer Identification No.)

200 South Executive Drive, Suite 101, Brookfield, WI 53005
(Address of Principal Executive Offices and Zip Code)

2013 Stock Option Plan
(Full title of the plan)

Michael Browne, President
Trident Brands Incorporated
200 South Executive Drive, Suite 101
Brookfield, WI 53005
(Name and address of agent for service)

1-262-789-6689
(Telephone number, including area code, of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

William L. Macdonald
Macdonald Tuskey Corporate & Securities Lawyers
Suite 400 - 570 Granville Street
Vancouver, BC
V6C 3P1 CANADA
Telephone:  (604) 689-1022
Facsimile: (604) 681-4760

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of "large accelerated filer", "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act

Large accelerated filer	[ ]		Accelerated filer	[ ]
Non-accelerated filer	[ ]	(Do not check if a smaller reporting company)	Smaller reporting company	[X]

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock(2) (3)	4,200,000	$0.88	$3,696,000	$429.48
Total	4,200,000	-	$3,696,000	$429.48

(1)
The price is estimated in accordance with Rule 457(h)(1) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee. Our estimate is based on the average of the high and low prices for our common stock as reported on the OTC Markets OTCQB on January 5, 2015.

(2)
An indeterminate number of additional shares of common stock shall be issuable pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions and in such an event the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416 under the Securities Act.

(3)
We are registering up to 4,200,000 shares of our common stock issued or to be issued pursuant to our 2013 Stock Option Plan or pursuant to the exercise of stock options issued or to be issued under our 2013 Stock Option Plan.  Our 2013 Stock Option Plan authorizes the issuance of a maximum of 4,200,000 shares of our common stock to eligible employees, directors, officers, advisors and consultants of our company or any of our subsidiaries.  All of the shares issuable under the 2013 Stock Option Plan are being registered under this registration statement on Form S-8.

EXPLANATORY NOTE

We prepared this registration statement and reoffer prospectus in accordance with the requirements of Form S-8 under the Securities Act of 1933, to register an aggregate of 4,200,000 shares of our common stock of which may be issued pursuant to the 2013 Stock Option Plan, and the reoffer of 2,875,000 shares of common stock which may be issued pursuant to options which have been previously granted in consideration and incentive for of consulting and advisory services provided to the company.

The purpose of the 2013 Stock Option Plan is to reward employees, directors, officers, advisors and consultants for their contributions toward the long term goals of our company and to enable and encourage such employees, directors, officers, advisors and consultants to acquire shares as long term investments.

Under cover of this registration statement on Form S-8 is our reoffer prospectus prepared in accordance with Part I of Form S-3 under the Securities Act of 1933.  Our reoffer prospectus has been prepared pursuant to Instruction C of Form S-8, in accordance with the requirements of Part I of Form S-3, and may be used for reofferings and resales on a continuous or delayed basis in the future of up to an aggregate of 2,875,000 "control securities" and/or "restricted securities" which upon exercise of the underlying options my be issued in consideration of consulting and advisory services rendered to the company.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information

We will send or make available the documents containing the information specified in Part I of Form S-8 to individuals who participate in our 2013 Stock Option Plan.

This registration statement and reoffer prospectus relates to a maximum of an aggregate of 4,200,000 common shares in the capital stock of Trident Brands Incorporated, of which may be issued pursuant to the 2013 Stock Option Plan.

Item 2. Registrant Information and Employee Plan Annual Information

We will provide, without charge, to each person to whom a copy of the Section 10(a) prospectus is delivered, upon oral or written request, a copy of any or all documents incorporated by reference in Item 3 of Part II of this registration statement (which documents are incorporated by reference in the Section 10(a) prospectus).  Requests should be directed to Michael Brown, President and Chief Executive Officer, Trident Brands Incorporated, 200 South Executive Drive, Suite 101, Brookfield, Wisconsin  53005. Our telephone number is 1-262-789-6689.

REOFFER PROSPECTUS

The date of this prospectus is January 15, 2015

Trident Brands Incorporated
200 South Executive Drive, Suite 101
Brookfield, WI  53005

2,875,000 Shares of Common Stock

This reoffer prospectus relates to a maximum of 2,875,000 shares of our common stock which may be offered and resold from time to time by the selling security holders identified in this reoffer prospectus. We anticipate that the selling security holders will offer shares for sale at prevailing prices on the OTC Bulletin Board on the date of sale. We will not receive any part of the proceeds from sales made under this reoffer prospectus, although we will receive the exercise price at the time of the exercise of any options by the selling security holders. The selling security holders will bear all sales commissions and similar expenses. We will, however, pay all of the costs associated with the filing of this registration statement.

The selling security holders and any brokers selling orders on their behalf may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, in which event commissions received by such brokers may be deemed to be underwriting commissions under the Securities Act of 1933.

Our shares of common stock are quoted on the OTCQB under the trading symbol "TDNT". On January 5, 2015, the last reported closing price for our common stock was $0.88 on the OTCQB.

Our principal executive offices are located at 200 South Executive Drive, Suite 101, Brookfield, Wisconsin  53005.  Our telephone number is 1-262-789-6689.

The shares of common stock offered pursuant to this registration statement involve a high degree of risk. For more information, please see the section of this Reoffer Prospectus titled "Risk Factors" beginning on page 11.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this reoffer prospectus. Consequently, this summary does not contain all of the information that you should consider before investing in our common stock. You should carefully read the entire reoffer prospectus, including the "Risk Factors" section appearing at page 13, and the documents and information incorporated by reference into this reoffer prospectus.

This reoffer prospectus relates to a maximum of 2,875,000 shares of our common stock which may be offered and resold from time to time by the selling security holders identified in this reoffer prospectus. It is anticipated that the selling security holders will offer shares for sale at prevailing prices on the OTC Bulletin Board on the date of sale. We will not receive any proceeds from the sales of common stock by the selling security holders under this reoffer prospectus, although we will receive the exercise price at the time of the exercise of any options by the selling security holders. The selling security holders will pay for the cost of all sales commissions and similar expenses. We will pay for all of the costs associated with the filing of this registration statement.

Corporate History

Sandfield Ventures Corp. was incorporated in the state of Nevada in 2007.  Its primary business was resource exploration in that state. Management of our company decided to take on a new direction for the business. The new strategy is to focus on consumer goods – primarily branded nutrition products and ingredients.  On June 12, 2013 the Board of Directors approved an agreement and plan of merger with a wholly-owned subsidiary called Trident Brands Incorporated.  At that point it affected the name change from Sandfield Ventures Corp. to Trident Brands Incorporated.

On July 9, 2013, our company's board of directors approved a resolution to effect a 4 for 1 forward split. Upon effect of the forward split, our authorized capital increased from 75,000,000 to 300,000,000 shares of common stock and correspondingly, our issued and outstanding shares of common stock will be increased from 7,000,000 to 28,000,000 shares of common stock, all with a par value of $0.001

On August 1, 2013, our directors approved the adoption of a 2013 Stock Option Plan which permits us to issue up to 4,200,000 shares of its common stock to directors, officers, employees and consultants of our company upon the exercise of stock options granted under the 2013 Stock Option Plan.

On December 23, 2013, we took on an agreement with Everlast World’s Boxing Headquarters Corp., International Brand Management & Licensing. Through this agreement, we received a 15 year license to market and sell products in the nutritional foods and supplements category under the Everlast® brand. Trident’s licensing agreement enables it to introduce a portfolio of nutritional products in categories such as supplements and functional foods using this brand mark.

Effective March 21, 2014, we appointed the following individuals as officers and directors:

•	Donald MacPhee was appointed to our Board of Directors, Chairman of the Audit Committee and as a member of the Corporate Governance Committee.

•	Scott Chapman was appointed to our Board of Directors, Chairman of the Corporate Governance Committee, member of the Audit Committee and member of the Compensation Committee.

•	Michael Browne was appointed as our President, Chief Financial Officer, Treasurer and Secretary.

•	Peter Salvo was appointed as our Controller.

Mark Holcombe resigned as Chief Executive Officer, President, Secretary and Treasurer, and has been appointed as Chairman of the Board of Directors and Chairman of the Compensation Committee. Mr. Holcombe's resignation as Chief Executive Officer, President, Secretary and Treasurer was not the result of any disagreement with our company regarding its operations, policies, practices or otherwise.

On May 5, 2014, we entered into a Product Development Agreement with Continental Ingredients Canada Inc. with respect to our plan to commercialize nutritional supplements and functional food and beverage products for sales in North America.

Under the Agreement, we have engaged Continental Ingredients on an exclusive basis to provide services for the development, manufacturing and supply of our products for a period of five years commencing on May 5, 2014 and ending on May 5, 2019, such term to renew automatically for a further 12 months unless either party delivers written termination notice six months prior to the expiration of the initial term or renewal period.

On May 5, 2014, we appointed Robert Campbell and Karen Arseneault as special advisors.

Also on May 5, 2014, we granted an aggregate of 2,875,000 stock options to directors, officers, employees and consultants of our company pursuant to our 2013 Stock Plan. The stock options are exercisable for five years from the date of grant at exercise prices of $0.75 per share for shares vesting 12 months from the date of issuance, $1.00 per share for shares vesting 24 months from the date of issuance and $1.50 for shares vesting 36 months from the date of issuance. Of the 2,875,000 stock options granted, we granted:

1.	1,125,000 stock options to our President, Chief Financial Officer, Treasurer and Secretary, Michael Browne;

2.	300,000 stock options to each of our directors, Donald MacPhee, Scott Chapman, Mark Holcombe;

3.	150,000 stock options to its controller, Peter Salvo; and

4.	350,000 stock options to each of our special advisors, Robert Campbell and Karen Arseneault.

Our administrative office is located at 200 South Executive Drive, Suite 101, Brookfield, Wisconsin, 53005. Our fiscal year end is November 30.

Business Overview

We are an emerging growth company focused on developing consumer products and/or consumer product ingredients.

Our objective is the creation of value through strategic investments in high growth early stage consumer brands and ingredients businesses. We intend to focus on control investments in companies within segment/sectors which are currently experiencing long term growth. Our goal is to provide our shareholders with private equity like returns through strategic investments in multiple branded platforms.

We are targeting the follow growth segments that include the following:

•	Brand licenses or consolidated licenses;

•	Functional food and beverage;

•	Food/beverage ingredients with competitive differentiation;

•	Life science technology that have applications in consumer products;

•	Natural and organic food and beverage; and

•	Intellectual property and/or licenses in recognized brand platforms.

We will identify products or brands with competitive advantage that meet specific criteria:

•	extending established brands with existing equity;

•	delivering consumer benefits with unique technology or intellectual properties; and

•	targeting dynamic growth segments.

Our company brings together expertise in branded consumer products marketing, sales, corporate finance, private equity. The principals of our company have experience in developing and commercializing consumer products in global companies and specialty markets.

Additional Investment Strategy

Our company may seek to acquire majority and/or control positions through common and preferred equity, senior secured, unsecured, and convertible debt in organizations who meet our investment hurdles. Through our management and directors’ expertise in both consumer goods and investment experience, we seek to provide our shareholders with near term accretive value and liquidity. Through strategic investments and controlled organic growth, we may seek to provide our investors with solid short and long turn returns and yields.

We will consider a range of investment approaches to meet our value creation goal while mitigating risk by creating a diverse portfolio of companies:

•	Make strategic controlled investments in high growth companies;

•	evaluate and execute strategic acquisitions of divisions of larger corporations through leverage buyouts;

•	Merge brands/business lines into larger multi-national companies; and

•	Build strategic brands organically.

Sources of Competitive Advantage

Product Development:

Our company has a unique, five-year renewable product supply partnership agreement with Continental Ingredients Canada Inc. Continental Ingredients is a food and beverage ingredient manufacturer and distributor in Canada and the United States. Continental Ingredients provides access to a network of North American and global scale ingredient suppliers and Co. manufacturers with product development and manufacturing capabilities.  Through this partnership, we will be able to efficiently develop products that can compete and win against larger scale, established competition.

Lean operations:

Trident will not invest capital in proprietary R&D, manufacturing, or logistics assets. Its strategy is to outsource/contract for these functions, creating unique solutions tailored to each market opportunity.  This approach allows for greater flexibility than larger scale competitors, while managing the business to a low breakeven point.  Route to market strategy on each product will be designed to maximize margin capture. Since we do not have investment in distribution assets or salesforce, we can identify and apply the best sales platform specific to each target opportunity.

Industry Expertise:

The principals of Trident Brands Incorporated, its special advisory board, and its partnerships combine broad executive experience. This combination of management expertise benefits Trident in two ways.  First, the operations of our company will be informed by experience in all facets of consumer goods commercial execution, financial management, managing licenses and partnerships, private equity and acquisition strategy.  Second, our company has a network of industry contacts, creating exposure to a broad range of new business opportunities.

Product Range:

Our company is considering a number of different investment ideas to deliver a diverse growth portfolio. Through its industry network, the principals of Trident Brands have a number of development opportunities on the radar screen. All options will be assessed using rigorous assessment/due diligence practices built on private equity experience.  Market criteria will include financial attractiveness, probability of market success, and strategic fit with our skills and resources. Currently Trident Brands is reviewing business concepts in the following categories:

•	Brand licenses or consolidated licenses

•	Functional food and beverage

•	Food/beverage ingredients with competitive differentiation

•	Life Science technology that have applications in consumer products

•	Natural and organic food and beverage

•	Intellectual property and/or licenses in recognized brand platforms

First Brand Launch – Everlast® Line of Nutrition Products

Trident Brands will launch a line of nutrition supplement products under the brand name Everlast®. Trident has acquired a license from IBML (a worldwide leader in brand licensing) for the internationally recognized brand Everlast® in the sports nutrition category, North America. Key facts about Everlast®:

•	Since 1910, Everlast® has been the preeminent brand in the world of combat sports and is among the most dominant brands in the overall sporting goods, fitness and lifestyle industries.

•	Everlast® is the market leader in nearly all of its product categories.

•
Everlast® products are sold in over 20,000 retail locations throughout the United States and Canada, including a variety of department stores, specialty stores, catalogue operations and better mass merchandisers and online.

Market Opportunity:

In the United States, dietary supplement sales are projected to hit $33 billion in 2013 (Source: Nutrition Business Journal).  This market segment has grown from $22 billion in 2005, with growth rates of 7% annually in each of the last four years.  This market is significantly faster growing then overall consumer goods sales. US supermarket sales have increased 2.8% over the last 12 months. (Source: Advance Monthly Sales for retail and food services).

This segment is expected to continue dynamic growth, driven by favorable demographic trends, increased media coverage of dietary issues with processed foods, and greater emphasis on preventive health/wellness practices in the healthcare industry.

Competition:

The dietary supplement segment is highly fragmented across brands, companies, and distribution points. There are no dominant players.

The major retail competition is General Nutrition Corporation ("GNC"). GNC has nearly $2.5 billion in revenue across all countries. GNC holds a 5% share of the US market segment.  GNC’s success is an indicator of the attractiveness of the segment. GNC’s current Earnings Before Interest, Taxes, Depreciation and Amortization is reported at 19.7%.

HerbaLife International and Sensa are two companies with strong sales and distribution. Each of these companies has recently received media coverage questioning its business practices and/or product claims.  These cases demonstrate that there is a business opportunity for a trusted brand such as Everlast®, supported by hard science.

The majority of segment volume is marketed under an array of specialty brands with limited brand recognition.  These brands rely on viral marketing or aggressive distribution tactics for success. Everlast® can take share from this competitive set through superior brand recognition. Its awareness level is high with the target group and therefore can be marketed more efficiently and convert consumers to sale with lower incentives.

Product line:

We will launch 6 – 8 unique Everlast® products over a 24 month period.  Each product will be targeted at a significant sector of the dietary supplement category (e.g. weight management, muscle tone, etc.)  Each product will feature a proprietary active ingredient that has a clinically supported hard nutrition claim.

The first product launch will be "Everlast® Lean. Weight Management System". This product will be sold to consumers as a 2 part supplement plan:

•
Sachet powder drink mix packaged in single serve portions. Intended for daily use, this product features a patented active ingredient called Fabuless™.  The active ingredient has proven in human clinical studies to suppress appetite and leads to a net calorie intake reduction of 20%. Koninklijke DSM N.V. ("DSM"), a global materials and ingredients company, would supply the active ingredient on a nonexclusive basis pursuant to their normal course of business, of which we have not entered into any agreements with.

•
Tablet form supplement intended for daily use.  This supplement includes a patented active ingredient called TeavigoTM. This ingredient has proven in clinical studies to support/boost metabolism. DSM, a global materials and ingredients company, is supplying the active ingredient on a nonexclusive basis pursuant to their normal course of business, of which we have not entered into any agreements with.

Route to market for Everlast® nutrition products:

We will employ an e-commerce distribution platform, selling direct to consumer through a secure online retail site and fulfillment service.  Ecommerce has become a mainstream retail channel, growing 10% a year, and by 2017 will constitute 10% of all retail sales in the United States.  Importantly, it is especially effective in the dietary supplements segment, representing approximately 50% of industry sales.

E-commerce will allow us to adapt the marketing message and targeting to optimize its effectiveness. In addition, it enables quick speed to market with new products. Whereas a traditional retail selling cycle may take up to six months, e-commerce product sales can begin immediately with national distribution as soon as the manufacturing process is complete. E-commerce also allows a higher gross margin percent on the selling price since that margin is not shared with a wholesaler or retailer.

Material Contracts

On June 4, 2013, the Trade Mark License Agreement was entered into, as previously disclosed.  Pursuant to this agreement, Everlast Boxing granted a licence to Sports Nutrition to use certain Trade Marks (of Everlast Boxing) in respect of nutritional products. Manchester Capital agreed to guarantee the performance by the Sports Nutrition.  In exchange for the grant of the license by Everlast Boxing, Sports Nutrition agreed to pay, due on a quarterly basis, an annual minimum guaranteed royalty of:

1.	Nil in 2013;

2.	$120,000 in 2014 (50% of which has been paid as of the date of the most recent quarter);

3.	$235,000 in 2015;

4.	$320,000 in 2016;

5.	$345,000 in 2017; and

6.	from 2018 onwards, the greater of:

a.	75% of the previous year’s royalty calculation; or

b.	The previous year’s annual minimum guaranteed royalty plus 10%.

On December 23, 2013, we entered into the Assignment Agreement. Pursuant to the Assignment Agreement, Everlast Boxing, International Brand and Manchester Capital consented to and Sports Nutrition agreed to assign to our company the rights and obligations arising from the Trade Mark License Agreement.  Further, we agreed to perform the obligations of the Trade Mark License Agreement through our wholly-owned subsidiary, Sports Nutrition Products Inc.

On May 5, 2014, we entered into a Product Development Agreement with Continental Ingredients Canada Inc. with respect to our plan to commercialize nutritional supplements and functional food and beverage products for sales in North America (the "Product Agreement").

Under the Agreement, our company has exclusively engaged Continental Ingredients to provide services for the development, manufacture and supply of our products for a period of five years commencing on May 5, 2014 and ending on May 5, 2019, such term to renew automatically for a further 12 months unless either party delivers written termination notice six months prior to the expiration of the initial term or renewal period.

Continental Ingredients will submit for approval from our company, proposals for the production of any products. Once product specifications have been approved by us, the parties will enter into separate production agreements for the manufacturing, pricing and distribution of the products (the "Production Agreements"). The pricing of the products under any Production Agreements will result in a gross margin to Continental Ingredients of between 20 to 30 percent, as more particularly described in the Product Agreement.

Our company will remain the sole owner or licensee of all intellectual property rights associated with the products.

On May 1, 2014, we obtained a short term loan of $200,000 from Rene Arseneault. The loan bears interest at the rate of 8.0% per annum, payable on maturity, calculated on the principle amount of the loan outstanding. Unless paid earlier, the loan and accrued and unpaid interest shall be payable in full on April 30, 2015. As of May 31, 2014, the full amount of the loan is outstanding and the accrued interest expense is $1,333.

On May 31, 2014, there is a loan payable due to Mark Holcombe, a director of our company, for $56,776 that is non-interest bearing with no specific repayment terms. This loan was by oral agreement.

Intellectual Property

Our trademarks pursuant to the Assignment Agreement are:

1.

2.

3.
GREATNESS IS WITHIN

4.
EVERLAST SPORT

Our internet site is located at www.Tridentbrands.com.

Government Regulation

Our operations are subject to numerous federal, state and local laws and regulations in the United States and Canada in areas such as food and nutrition regulation, consumer protection, government contracts, trade, environmental protection, labor and employment, tax, licensing and others. For example, in the U.S., most states have food and nutrition laws and regulations directed specifically toward our industry.

The formulation, manufacturing, packaging, labeling, distribution, advertising, licensing, sale and storage of our products are affected by laws and governmental regulations.  New regulations or changes in the interpretations of existing regulations may result in significant compliance costs or discontinuation of product sales and may negatively impact the marketing of our products, resulting in loss of sales revenues. We are subject to FDA rules for current good manufacturing practices, or cGMPs, for the manufacture, packing, labeling and holding of dietary supplements distributed in the United States.  Trident has retained supply partners that implement a comprehensive quality assurance program designed to

The health and nutrition industry is also subject to requirements, codes and standards imposed by various insurance, approval and listing and standards organizations. Depending upon the type of food product and requirements of the applicable local governmental jurisdiction, adherence to the requirements, codes and standards of such organizations is mandatory in some instances and voluntary in others.

Amount Spent on Research and Development the Last Two Fiscal Years

We have not spent any money during each of the last two fiscal years on research and development activities.

Employees and Employment Agreements

Our officers and directors do not have written employment contracts with us. We presently do not have pension, health, annuity, insurance, profit sharing or similar benefit plans; however, we may adopt plans in the future. Except for our stock option plan, which no options have been issued, there are presently no personal benefits available to our officers and directors. Our officers and directors will handle our administrative duties.

Our only employee is our President, Chief Financial Officer, Treasurer and Secretary, Michael Browne. Mr. Browne currently devotes 100% of his time to the company.  Mr. Browne entered into an employment contract with us beginning on March 18, 2014 for a term of one year.  Pursuant to this contract, Mr. Browne is to act as our President.  In exchange for his services to our company as President, we will compensate Mr. Browne with a base annual salary of $5,000 prior to the start of consumer sales, and $10,000 monthly thereafter.

RISK FACTORS

FORWARD-LOOKING STATEMENTS

This Registration Statement contains forward-looking statements.  Forward-looking statements are statements which relate to future events or our future performance, including our future financial performance.  In some cases, you can identify forward-looking statements by terminology such as "may", "should", "expects", "plans", "anticipates", "believes", "estimates", "predicts", or "potential" or the negative of these terms or other comparable terminology.  These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks enumerated in this section entitled "Risk Factors", that may cause our company’s or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested in this Registration Statement.  Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

As used in this prospectus, the terms "we", "us", "our", and "Trident Brands" mean Trident Brands Incorporated, a Nevada corporation, unless otherwise indicated.

GENERAL STATEMENT ABOUT RISKS

An investment in our common stock involves a number of very significant risks.  You should carefully consider the following risks and uncertainties in addition to other information in this prospectus in evaluating our company and our business before purchasing shares of our company’s common stock.  Our business, operating results and financial condition could be seriously harmed due to any of the following risks.  The risks described below are not the only ones facing our company.  Additional risks not presently known to us may also impair our business operations.  You could lose all or part of your investment due to any of these risks.

RISKS RELATED TO OUR BUSINESS

You should carefully consider the risks described below together with all of the other information included in this report before making an investment decision with regard to our securities. The statements contained in or incorporated into this current report on Form 8-K that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. If any of the following risks actually occur, our business, financial condition or results of operations could be harmed. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

We have a limited operating history with significant losses and expect losses to continue for the foreseeable future.

We have yet to establish any history of profitable operations and, as at August 31, 2014, have incurred a net loss of $422,786 since our inception on November 5, 2007. Our business operations began in 2007 and have resulted in net losses in each year. We have generated only nominal revenues since our inception and do not anticipate that we will generate revenues which will be sufficient to sustain our operations in the near future. Our profitability will require the successful commercialization and sales of our planned products. We may not be able to successfully achieve any of these requirements or ever become profitable.

There is doubt about our ability to continue as a going concern due to recurring losses from operations, accumulated deficit and insufficient cash resources to meet our business objectives, all of which means that we may not be able to continue operations.

Our independent auditors have added an explanatory paragraph to their audit opinion issued in connection with the financial statements for the years ended November 30, 2013 and 2012 with respect to their doubt about our ability to continue as a going concern. As discussed in Note 3 to our financial statements for the years ended November 30, 2013 and 2012, we have generated operating losses since inception, and our cash resources are insufficient to meet our planned business objectives, which together raises doubt about our ability to continue as a going concern.

We could face intense competition, which could result in lower revenues and higher expenditures and could adversely affect our results of operations.

Unless we keep pace with changing market demands, we could lose existing customers and fail to win new and retain any future customers. In order to compete effectively in the food and nutrition industry, we must continually design, develop implement and market new and/or enhanced products and strategies. Our future success will depend, in part, upon our ability to address the changing and sophisticated needs of the marketplace. Our strategy of expanding our food and nutrition business could adversely affect our business operations and financial condition.

Further, we expect to derive over a significant amount of revenue from our food and nutrition products, which are often non-standard, involve competitive bidding, and may produce volatility in earnings and revenue.

Our plan to pursue sales of our product in international markets may be limited by risks related to conditions in such markets.

We are governed by only three persons serving as directors and officers which may lead to faulty corporate governance.

We have not implemented various corporate governance measures nor have we adopted any independent committees as we presently do not have any independent directors.

We must attract and maintain key personnel or our business will fail.

Success depends on the acquisition of key personnel. We will have to compete with other companies both within and outside the food and nutrition industry to recruit and retain competent employees. If we cannot maintain qualified employees to meet the needs of our anticipated growth, this could have a material adverse effect on our business and financial condition.

We may not be able to secure additional financing to meet our future capital needs due to changes in general economic conditions.

We anticipate requiring significant capital to fulfill our contractual obligations (as noted in our audited financial statements), continue development of our planned products to meet market evolution, and execute our business plan, generally.  We may use capital more rapidly than currently anticipated and incur higher operating expenses than currently expected, and we may be required to depend on external financing to satisfy our operating and capital needs. We may need new or additional financing in the future to conduct our operations or expand our business. Any sustained weakness in the general economic conditions and/or financial markets in the United States or globally could adversely affect our ability to raise capital on favorable terms or at all. From time to time we have relied, and may also rely in the future, on access to financial markets as a source of liquidity to satisfy working capital requirements and for general corporate purposes. We may be unable to secure debt or equity financing on terms acceptable to us, or at all, at the time when we need such funding. If we do raise funds by issuing additional equity or convertible debt securities, the ownership percentages of existing stockholders would be reduced, and the securities that we issue may have rights, preferences or privileges senior to those of the holders of our common stock or may be issued at a discount to the market price of our common stock which would result in dilution to our existing stockholders. If we raise additional funds by issuing debt, we may be subject to debt covenants, which could place limitations on our operations including our ability to declare and pay dividends. Our inability to raise additional funds on a timely basis would make it difficult for us to achieve our business objectives and would have a negative impact on our business, financial condition and results of operations.

Our business and operating results could be harmed if we fail to manage our growth or change.

Our business may experience periods of rapid change and/or growth that could place significant demands on our personnel and financial resources. To manage possible growth and change, we must continue to try to locate skilled professionals in the food and nutrition industry and adequate funds in a timely manner.

We have a limited operating history and if we are not successful in continuing to grow our business, then we may have to scale back or even cease our ongoing business operations.

We have achieved no revenues and have limited assets. There can be no assurance that we will ever operate profitably. We have a limited operating history. Our success is significantly dependent on the successful marketing and sales of our food and nutritional products, which cannot be guaranteed. Our operations will be subject to all the risks inherent in the uncertainties arising from the absence of a significant operating history. We may be unable to complete the marketing and implementation of our food and nutritional products and operate on a profitable basis. Potential investors should be aware of the difficulties normally encountered by enterprises in the development stage. If our business plan is not successful, and we are not able to operate profitably, investors may lose some or all of their investment in our company.

If our intellectual property is not adequately protected, then we may not be able to compete effectively and we may not be profitable.

Our commercial success may depend, in part, on obtaining and maintaining patent protection, trade secret protection and regulatory protection of our technologies and product candidates as well as successfully defending third-party challenges to such technologies and candidates. We will be able to protect our technologies and product candidates from use by third parties only to the extent that valid and enforceable patents, trade secrets or regulatory protection cover them and we have exclusive rights to use them. The ability of our licensors, collaborators and suppliers to maintain their patent rights against third-party challenges to their validity, scope or enforceability will also play an important role in determining our future.

The patent positions of technology related companies can be highly uncertain and involve complex legal and factual questions that include unresolved principles and issues. No consistent policy regarding the breadth of claims allowed regarding such companies’ patents has emerged to date in the United States, and the patent situation outside the United States is even more uncertain. Changes in either the patent laws or in interpretations of patent laws in the United States or other countries may diminish the value of our intellectual property. Accordingly, we cannot predict with any certainty the range of claims that may be allowed or enforced concerning our patents.

We may also rely on trade secrets to protect our technologies, especially where we do not believe patent protection is appropriate or obtainable. However, trade secrets are difficult to protect. While we seek to protect confidential information, in part, through confidentiality agreements with our consultants and scientific and other advisors, they may unintentionally or willfully disclose our information to competitors. Enforcing a claim against a third party related to the illegal acquisition and use of trade secrets can be expensive and time consuming, and the outcome is often unpredictable. If we are not able to maintain patent or trade secret protection on our technologies and product candidates, then we may not be able to exclude competitors from developing or marketing competing products, and we may not be able to operate profitability.

If we are the subject of an intellectual property infringement claim, the cost of participating in any litigation could cause us to go out of business.

There has been, and we believe that there will continue to be, significant litigation and demands for licenses in our industry regarding patent and other intellectual property rights. Although we anticipate having a valid defense to any allegation that our current products, production methods and other activities infringe the valid and enforceable intellectual property rights of any third parties, we cannot be certain that a third party will not challenge our position in the future. Other parties may own patent rights that we might infringe with our products or other activities, and our competitors or other patent holders may assert that our products and the methods we employ are covered by their patents. These parties could bring claims against us that would cause us to incur substantial litigation expenses and, if successful, may require us to pay substantial damages. Some of our potential competitors may be better able to sustain the costs of complex patent litigation, and depending on the circumstances, we could be forced to stop or delay our research, development, manufacturing or sales activities. Any of these costs could cause us to go out of business.

We could lose our competitive advantages if we are not able to protect any our food and nutritional products and intellectual property rights against infringement, and any related litigation could be time-consuming and costly.

Our success and ability to compete depends to a significant degree on our license and the ability to use our food and nutritional products. If any of our competitor’s copies or otherwise gains access to any of our competitive advantages or develops similar products independently, we would not be able to compete as effectively.

We also consider our assigned trademarks invaluable to our ability to continue to develop and maintain the goodwill and recognition associated with our brand. These and any other measures that we may take to protect our intellectual property rights, which presently are based upon a combination of copyright, trade secret and trademark laws, may not be adequate to prevent their unauthorized use.

Further, the laws of foreign countries may provide inadequate protection of such intellectual property rights. We may need to bring legal claims to enforce or protect such intellectual property rights. Any litigation, whether successful or unsuccessful, could result in substantial costs and diversions of resources. In addition, notwithstanding any rights we have secured in our intellectual property, other persons may bring claims against us that we have infringed on their intellectual property rights, including claims based upon the content we license from third parties or claims that our intellectual property right interests are not valid. Any claims against us, with or without merit, could be time consuming and costly to defend or litigate, divert our attention and resources, result in the loss of goodwill associated with our service marks or require us to make changes to our website or other of our technologies.

If we fail to effectively manage our growth our future business results could be harmed and our managerial and operational resources may be strained.

As we proceed with the commercialization of our technology, we expect to experience significant and rapid growth in the scope and complexity of our business. We will need to add staff to market our services, manage operations, handle sales and marketing efforts and perform finance and accounting functions. We will be required to hire a broad range of additional personnel in order to successfully advance our operations. This growth is likely to place a strain on our management and operational resources. The failure to develop and implement effective systems, or to hire and retain sufficient personnel for the performance of all of the functions necessary to effectively service and manage our potential business, or the failure to manage growth effectively, could have a materially adverse effect on our business and financial condition.

Our services may become obsolete and unmarketable if we are unable to respond adequately to rapidly changing technology and customer demands.

Our industry is characterized by rapid changes market demands. As a result, our products may quickly become obsolete and unmarketable. Our future success will depend on our ability to adapt to and anticipate market demands, develop new products and enhance our current products on a timely and cost-effective basis. Further, our products must remain competitive with those of other companies with substantially greater resources. We may experience technical or other difficulties that could delay or prevent the development, introduction or marketing of new products or enhanced versions of existing products. Also, we may not be able to adapt new or enhanced services to emerging industry or governmental standards.

Our failure to appropriately respond to changing consumer preferences and demand for new products or product enhancements could significantly harm product sales and harm our financial condition and operating results.

Our business is subject to changing consumer trends and preferences, especially with respect to weight management products. Our success depends on our ability to anticipate and respond to these changes, and we may not respond in a timely or commercially appropriate manner to such changes. The nutritional supplement industry is characterized by rapid and frequent changes in demand new product introductions and enhancements. Our failure to predict these trends could negatively impact consumer opinion of our products.

If we do not introduce new products or make enhancements to adequately meet the changing needs of our customers, some of our products could fail in the marketplace, which could negatively impact our revenues, financial condition and operating results.

The business of marketing weight management and nutrition products is highly competitive and sensitive to the introduction of new products or weight management plans, including various prescription drugs, which may rapidly capture a significant share of the market. These market segments include numerous manufacturers, distributors, marketers, retailers and physicians that actively compete for the business of consumers.

For example, if our competitors develop other diet or weight management treatments that prove to be more effective than our products, demand for our products could be reduced. Accordingly, we may not be able to compete effectively in our markets and competition may intensify.

In addition, because the industry in which we operate is not particularly capital intensive or otherwise subject to high barriers to entry, it is relatively easy for new competitors to emerge who will compete with us.

We are affected by laws and governmental regulations with potential penalties or claims, which could harm our financial condition and operating results.

The formulation, manufacturing, packaging, labeling, distribution, advertising, licensing, sale and storage of our products are affected by laws and governmental regulations.

New regulations or changes in the interpretations of existing regulations may result in significant compliance costs or discontinuation of product sales and may negatively impact the marketing of our products, resulting in loss of sales revenues.  We are subject to FDA rules for current good manufacturing practices, or cGMPs, for the manufacture, packing, labeling and holding of dietary supplements distributed in the United States.  Trident has retained supply partners that implement a comprehensive quality assurance program designed to

If contract manufacturers fail to comply with the cGMPs, this could negatively impact Trident’s reputation and ability to sell its products even though Trident is not directly liable under the cGMPs for such compliance.

Since we rely on independent third parties for the manufacture and supply of certain of our products, if these third parties fail to reliably supply products to us at required levels of quality and which are manufactured in compliance with applicable laws, then our financial condition and operating results would be harmed.

We cannot assure you that our outside contract manufacturers will continuously,  reliably supply products to us at the levels of quality, or the quantities, we require, and in compliance with applicable laws, including under the FDA’s cGMP regulations.  Additionally, while we are not presently aware of any current liquidity issues with our suppliers, we cannot assure you that they will not experience financial hardship or capacity constraints in future that could interrupt supply.

We may incur material product liability claims, which could increase our costs and harm our financial condition and operating results.

Our products will consist of vitamins, minerals and other ingredients that are classified as foods or dietary supplements and are not subject to pre-market regulatory approval in the United States. Our products could contain contaminated substances, and some of our products contain some ingredients that do not have long histories of human consumption. We rely upon published and unpublished safety information including clinical studies on ingredients used in our products. Previously unknown adverse reactions resulting from human consumption of these ingredients could occur. As a marketer of dietary and nutritional supplements and other products that are ingested by consumers or applied to their bodies, we may be subjected to various product liability claims, including that the products contain contaminants, the products include inadequate instructions as to their uses, or the products include inadequate warnings concerning side effects and interactions with other substances. It is possible that widespread product liability claims could increase our costs, and adversely affect our revenues and operating income. Moreover, liability claims arising from a serious adverse event may increase our costs through higher insurance premiums and deductibles, and may make it more difficult to secure adequate insurance coverage in the future.

Credit Risk

Our company has secured a loan of $200,000 bearing interest at the rate of 8% per annum, calculated on the principle amount of the loan outstanding. The loan and accrued and unpaid interest shall be payable in full on April 30, 2015. Our company had $75,867 in cash at the end of May 31, 2014. Unless we are able to generate cash from the sale of product or obtains long term financing, we may not be able to fulfill its obligation to pay off the loan.

RISKS RELATING TO OWNERSHIP OF OUR SECURITIES

Our stock price may be volatile, which may result in losses to our shareholders.

The stock markets have experienced significant price and trading volume fluctuations, and the market prices of companies listed on the OTCQB quotation system in which shares of our common stock are listed, have been volatile in the past and have experienced sharp share price and trading volume changes. The trading price of our common stock is likely to be volatile and could fluctuate widely in response to many factors, including the following, some of which are beyond our control:

•	variations in our operating results;

•	changes in expectations of our future financial performance, including financial estimates by securities analysts and investors;

•	changes in operating and stock price performance of other companies in our industry;

•	additions or departures of key personnel; and

•	future sales of our common stock.

Domestic and international stock markets often experience significant price and volume fluctuations. These fluctuations, as well as general economic and political conditions unrelated to our performance, may adversely affect the price of our common stock.

Our common shares may become thinly traded and you may be unable to sell at or near ask prices, or at all.

We cannot predict the extent to which an active public market for trading our common stock will be sustained. Although the trading volume of our common shares increased significantly recently, it has historically been sporadically or "thinly-traded" meaning that the number of persons interested in purchasing our common shares at or near bid prices at certain given time may be relatively small or non-existent.

This situation is attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community who generate or influence sales volume. Even if we came to the attention of such persons, those persons tend to be risk-averse and may be reluctant to follow, purchase, or recommend the purchase of shares of an unproven company such as ours until such time as we become more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our common stock will develop or be sustained, or that current trading levels will be sustained.

The market price for our common stock is particularly volatile given our status as a relatively small company, which could lead to wide fluctuations in our share price. You may be unable to sell your common stock at or above your purchase price if at all, which may result in substantial losses to you.

Shareholders should be aware that, according to SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities. The occurrence of these patterns or practices could increase the volatility of our share price.

We do not anticipate paying any cash dividends to our common shareholders.

We presently do not anticipate that we will pay dividends on any of our common stock in the foreseeable future. If payment of dividends does occur at some point in the future, it would be contingent upon our revenues and earnings, if any, capital requirements, and general financial condition. The payment of any common stock dividends will be within the discretion of our Board of Directors. We presently intend to retain all earnings after paying the interest for the preferred stock, if any, to implement our business plan; accordingly, we do not anticipate the declaration of any dividends for common stock in the foreseeable future.

We are listed on the OTCQB quotation system, our common stock is subject to "penny stock" rules which could negatively impact our liquidity and our shareholders’ ability to sell their shares.

Our common stock is currently quoted on the OTCQB. We must comply with numerous NASDAQ MarketPlace rules in order to maintain the listing of our common stock on the OTCQB. There can be no assurance that we can continue to meet the requirements to maintain the quotation on the OTCQB listing of our common stock. If we are unable to maintain our listing on the OTCQB, the market liquidity of our common stock may be severely limited.

Volatility in our common share price may subject us to securities litigation.

The market for our common stock is characterized by significant price volatility as compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may, in the future, be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management’s attention and resources.

The elimination of monetary liability against our directors, officers and employees under Nevada law and the existence of indemnification rights of our directors, officers and employees may result in substantial expenditures by our company and may discourage lawsuits against our directors, officers and employees.

Our Articles of Incorporation contains a specific provision that eliminates the liability of our directors and officers for monetary damages to our company and shareholders. Further, we are prepared to give such indemnification to our directors and officers to the extent provided for by Nevada law. We may also have contractual indemnification obligations under our employment agreements with our officers. The foregoing indemnification obligations could result in our company incurring substantial expenditures to cover the cost of settlement or damage awards against directors and officers, which we may be unable to recoup. These provisions and resultant costs may also discourage our company from bringing a lawsuit against directors and officers for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our shareholders against our directors and officers even though such actions, if successful, might otherwise benefit our company and shareholders.

Our business is subject to changing regulations related to corporate governance and public disclosure that have increased both our costs and the risk of noncompliance.

Because our common stock is publicly traded, we are subject to certain rules and regulations of federal, state and financial market exchange entities charged with the protection of investors and the oversight of companies whose securities are publicly traded. These entities, including the Public Company Accounting Oversight Board, the SEC and FINRA, have issued requirements and regulations and continue to develop additional regulations and requirements in response to corporate scandals and laws enacted by Congress, most notably the Sarbanes-Oxley Act of 2002. Our efforts to comply with these regulations have resulted in, and are likely to continue resulting in, increased general and administrative expenses and diversion of management time and attention from revenue-generating activities to compliance activities. Because new and modified laws, regulations and standards are subject to varying interpretations in many cases due to their lack of specificity, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This evolution may result in continuing uncertainty regarding compliance matters and additional costs necessitated by ongoing revisions to our disclosure and governance practices.

Other Risks

Trends, Risks and Uncertainties

We have sought to identify what we believe to be the most significant risks to our business, but we cannot predict whether, or to what extent, any of such risks may be realized nor can we guarantee that we have identified all possible risks that might arise. Investors should carefully consider all of such risk factors before making an investment decision with respect to our common stock.

INFORMATION ABOUT THE OFFERING

The selling stockholders identified in this reoffer prospectus may offer and sell up to 2,875,000 shares of our common stock.  The selling stockholders may sell all or a portion of the shares being offered pursuant to this reoffer prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices.

There were 28,000,000 shares of our common stock issued and outstanding as at December 8, 2014.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the up to 2,875,000 shares of common stock by the selling security holders.

DETERMINATION OF OFFERING PRICE

The selling security holders may sell the shares of common stock issued to them from time to time at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions.

DILUTION

Because any selling security holders who offer and sell shares of common stock covered by this reoffer prospectus may do so at various times, at prices and at terms then prevailing or at prices related to the then-current market price, or in negotiated transactions, we have not included in this reoffer prospectus information about the dilution, if any, to the public arising out of these sales.

SELLING SECURITY HOLDERS

The following table identifies the selling security holders and indicates (i) the nature of any material relationship that such selling security holder has had with us for the past three years, (ii) the number of shares held by the selling security holders, (iii) the amount to be offered for each selling security holder's account, and (iv) the number of shares and percentage of outstanding shares of the shares of common stock in our capital to be owned by each selling security holder after the sale of the shares offered by them pursuant to this offering. The selling security holders are not obligated to sell the shares offered in this reoffer prospectus and may choose not to sell any of the shares or only a part of the shares that they receive. Securities and Exchange Commission rules require that we assume that the selling security holders exercise all of their options and sell all of the shares offered with this reoffer prospectus.

Under the Securities Exchange Act of 1934, any person engaged in a distribution of the shares offered by this reoffer prospectus may not simultaneously engage in market making activities with respect to our shares of common stock during the applicable "cooling off" periods prior to the commencement of such distribution. In addition, and without limiting the foregoing, the selling security holders will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of the shares by the selling security holders.

				Percentage of Shares Beneficially Owned(3)
Selling Security Holder	Number of Shares Beneficially Owned(1)	Number of Shares Subject to Options(2)	Shares Being Registered	Before Offering(4)	After Offering(5)

Michael Browne	1,125,000	1,125,000	1,125,000	3.86%	Nil
Donald McPhee	300,000	300,000	300,000	1.06%	Nil
Scott Chapman	300,000	300,000	300,000	1.06%	Nil
Mark Holcombe	12,300,000	300,000	300,000	43.46%	42.40%
Peter Salvo	150,000	150,000	150,000	*	Nil
Robert Campbell	350,000	350,000	350,000	1.25%	Nil
Karen Arsenault	350,000	350,000	350,000	1.25%	Nil

*	Less than 1%
(1)
Represents shares of our common stock beneficially owned by the named selling stockholder. This figure includes shares underlying the options held by the named selling stockholder that may be exercisable as of, or within 60 days after the date of, this reoffer prospectus, but does not include any shares underlying those options that cannot be exercised within that period.

(2)	Represents shares of our common stock underlying options granted to the named selling stockholder, whether or not exercisable as of, or within 60 days of, the date of this reoffer prospectus.
(3)	Based on 28,000,000 shares of our common stock outstanding as of December 8, 2014.
(4)
Represents shares of our common stock held by the named selling stockholder and shares of our common stock underlying options granted to the named selling stockholder that may be exercisable as of, or within 60 days of, the date of this reoffer prospectus.

(5)	Represents shares of our common stock held by the selling stockholder assuming all of the shares underlying the options granted to the named selling stockholder are sold.

The information provided in the table above with respect to the selling security holders has been obtained from each of the selling security holders. Because the selling security holders may sell all or some portion of the shares of common stock beneficially owned by them, only an estimate (assuming the selling security holders sell all of the shares offered hereby) can be given as to the number of shares of common stock that will be beneficially owned by each selling security holder after this offering. In addition, the selling security holders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which he provided the information regarding the shares of common stock beneficially owned by them, all or a portion of the shares of common stock beneficially owned by them in transactions exempt from the registration requirements of the Securities Act of 1933.

PLAN OF DISTRIBUTION

The selling security holders may, from time to time, sell all or a portion of their shares of our common stock on any market upon which the common stock may be quoted (currently the OTC Bulletin Board), in privately negotiated transactions or otherwise. Such sales may be at fixed prices prevailing at the time of sale, at prices related to the market prices or at negotiated prices. The shares of common stock being offered by this reoffer prospectus may be sold by the selling security holders by one or more of the following methods, without limitation:

(a)
block trades in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

(b)	purchases by broker or dealer as principal and resale by the broker or dealer for its account pursuant to this reoffer prospectus;

(c)	an exchange distribution in accordance with the rules of the applicable exchange;

(d)	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

(e)	privately negotiated transactions;

(f)	market sales (both long and short to the extent permitted under the federal securities laws);

(g)	at the market to or through market makers or into an existing market for the shares;

(h)	through transactions in options, swaps or other derivatives (whether exchange listed or otherwise); and

(i)	a combination of any of the aforementioned methods of sale.

In effecting sales, brokers and dealers engaged by the selling security holders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from a selling security holder or, if any of the broker-dealers act as an agent for the purchaser of such shares, from the purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with a selling security holder to sell a specified number of the shares of common stock at a stipulated price per share. Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of common stock at the price required to fulfill the broker-dealer commitment to the selling security holders if such broker-dealer is unable to sell the shares on behalf of the selling security holder. Broker-dealers who acquire shares of common stock as principal may thereafter resell the shares of common stock from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above. Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such resales, the broker-dealer may pay to or receive from the purchasers of the shares commissions as described above.

The selling security holders and any broker-dealers or agents that participate with the selling security holders in the sale of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

From time to time, the selling security holders may pledge their shares of common stock pursuant to the margin provisions of their customer agreements with their respective brokers. Upon a default by a selling security holder, the broker may offer and sell the pledged shares of common stock from time to time. Upon a sale of the shares of common stock, the selling security holder intends to comply with the prospectus delivery requirements under the Securities Act of 1933 by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act of 1933 which may be required in the event the selling security holder defaults under any customer agreement with brokers.

To the extent required under the Securities Act of 1933, a post-effective amendment to this registration statement will be filed, disclosing the name of any broker-dealers, the number of shares of common stock involved, the price at which the common stock is to be sold, the commission paid or discounts or concessions allowed to such broker-dealers, where applicable.

We and the selling security holders will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as the selling security holders are a distribution participant and we, under certain circumstances, may be a distribution participant, under Regulation M. All of the foregoing may affect the marketability of the common stock.

All expenses of the registration statement including, but not limited to, legal, accounting, printing and mailing fees are and will be borne by us. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the selling security holder, the purchasers participating in such transaction, or both.

Any shares of common stock covered by this reoffer prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933 may be sold under Rule 144 rather than pursuant to this reoffer prospectus.

INTERESTS OF NAMED EXPERTS AND COUNSEL

The financial statements for the years ended November 30, 2013 and November 30, 2012 incorporated by reference in this re-offer prospectus have been audited by George Stewart, CPA, to the extent and for the period set forth in their report, incorporated herein by reference, and is incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

The validity of the common shares offered by this reoffer prospectus will be passed upon for us and the selling stockholders by Macdonald Tuskey, Corporate & Securities Lawyers of Vancouver, British Columbia, Canada.

MATERIAL CHANGES

There have been no material changes to the affairs of our company since the filing of our Form 10-Q on October 14, 2014, which have not previously been described in a report on Form 8-K.

INCORPORATION OF DOCUMENTS BY REFERENCE

See Part II, Item 3 on page 25 hereof for a list of documents filed by our company with the United States Securities and Exchange Commission, which are incorporated herein by this reference.

You should only rely on the information incorporated by reference or provided in this reoffer prospectus or any supplement. We have not authorized anyone else to provide you with different information. The common stock is not being offered in any state where the offer is not permitted. You should not assume that the information in this reoffer prospectus or any supplement is accurate as of any date other than the date on the front of this reoffer prospectus.

We file Form 8-K reports and other information with the Securities and Exchange Commission as is required by the Securities Exchange Act of 1934. You may read and copy any reports, statements or other information we have filed at the Securities and Exchange Commission's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-732-0330 or 202-551-8090 for further information on the Public Reference Rooms. Our filings are also available on the Internet at the Securities and Exchange Commission's website at http:\\www.sec.gov.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling our business pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The SEC allows us to "incorporate by reference" information into this registration statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this registration statement, except for any information superseded by information in this registration statement.

The following documents filed by our company with the United States Securities and Exchange Commission (the "SEC") are incorporated herein by reference:

1.
The description of our company's common stock contained in our current report on Form 8-K (SEC file number 000-53707), filed with the Securities and Exchange Commission on August 29, 2014, including all amendments and reports for the purpose of updating such description;

2.	Our latest Annual Report on Form 10-K filed on March 14, 2014 and August 29, 2014;

3.	Our Current Reports on Form 8-K filed on March 24, 2014 and May 14, 2014, ; and

4.	Our latest Quarterly Report on Form 10-Q filed on October 14, 2014.

In addition to the foregoing, all documents that we subsequently file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment indicating that all of the securities offered pursuant to this registration statement have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.  Any statement contained in a document incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement or in any subsequently filed document that is also incorporated by reference in this registration statement modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

You may read and copy any reports, statements or other information we have filed at the SEC's Public Reference Room at 100 F Street North East, Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Rooms. Our filings are also available on the Internet at the SEC's website at http://www.sec.gov.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Nevada corporation law provides that:

•
a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful;

•
a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper; and

•
to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

We may make any discretionary indemnification only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

•	by our board of directors by a majority vote of a quorum consisting of directors who are not parties to such action, suit or proceeding;

•	if such a quorum is not obtainable, by a majority vote of the directors who were not parties to such action, suit or proceeding;

•	by independent legal counsel (selected by one or more of our directors, whether or not a quorum and whether or not disinterested) in a written opinion; or

•	by our shareholders.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

Exhibit Number	Description

4.1	2013 Stock Option Plan (Incorporated by reference from our current report on Form 8-K filed on January 21, 2014)

4.2	Form of Stock Option Agreement (Incorporated by reference from our current report on Form 8-K filed on January 21, 2014)

5.1	Opinion of Macdonald Tuskey

23.1	Consent of Macdonald Tuskey (included in Exhibit 5)

23.2	Consent of George Stewart, CPA

24	Power of Attorney (included in signature page)

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brookfield, Wisconsin, on January 16, 2015.

TRIDENT BRANDS INCORPORATED

/s/ Michael Browne
By: Michael Browne
President, Secretary, Treasurer and Director
(Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person who signature appears below constitutes and appoints Hugh Aird as his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or of their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

SIGNATURES

/s/ Michael Browne By: Michael Browne President, Secretary, Treasurer and Director (Principal Executive Officer) January 16, 2015	/s/ Mark Holcombe By: Mark Holcombe Director (Principal Financial and Accounting Officer) January 16, 2015
/s/ Donald McPhee Donald McPhee Director January 16, 2015	/s/ Scott Chapman Scott Chapman Director January 16, 2015